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                                                                   EXHIBIT 12.01

                    STATEMENT REGARDING COMPUTATION OF RATIO
                          (IN THOUSANDS, EXCEPT RATIO)





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                                                     FISCAL YEAR ENDED MARCH 31,                          THREE MONTHS
                               ----------------------------------------------------------------------         ENDED
                                 1998           1999           2000           2001            2002        JUNE 30, 2002
                               ---------      ---------      ---------      ---------       ---------     -------------
Fixed charges:
  Interest expense ......      $  31,691      $  61,430      $  84,198      $ 135,243       $ 116,436       $  27,199
  Discount or premium
    related to
    indebtedness ........          1,257            989            957            293             390              98
  Assumed interest
    element in rent
    expense .............          5,675          9,567         16,909         26,245          31,002           7,750
                               ---------      ---------      ---------      ---------       ---------       ---------
    Total fixed charges .      $  38,623      $  71,986      $ 102,064      $ 161,781       $ 147,828       $  35,047
                               =========      =========      =========      =========       =========       =========
Earnings (loss):
  Income (loss) before
    income taxes ........      $ 108,870      $  39,369      $ 181,648      $(552,304)      $(242,602)      $(177,658)
  Fixed charges .........         38,623         71,986        102,064        161,781         147,828          35,047
                               ---------      ---------      ---------      ---------       ---------       ---------
    Income (loss) before
      income taxes and
      excluding fixed
      charges ...........      $ 147,493      $ 111,355      $ 283,712      $(390,523)      $ (94,774)      $(142,611)
                               =========      =========      =========      =========       =========       =========

Ratio of earnings to
fixed charges............          3.82x          1.55x          2.78x             --              --              --
                               =========      =========      =========      =========       =========       =========
Deficiency of earnings
  available to cover
  fixed charges .........             --             --             --      $(552,304)      $(242,602)      $(177,658)
                               =========      =========      =========      =========       =========       =========
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